Exhibit 10.1

THIRD AMENDMENT

          THIRD AMENDMENT, dated as of December 18, 2012 (this “Third Amendment”), to the Employment Agreement, dated as of October 14, 2009, as amended by a First Amendment, dated as of February 14, 2011, and a Second Amendment, dated as of March 5, 2012 (collectively, the “Agreement”), between SIRIUS XM RADIO INC., a Delaware corporation (the “Company”), and JAMES E. MEYER (the “Executive”).

WITNESSETH:

          WHEREAS, the Company and the Executive jointly desire to amend certain provisions of the Agreement in the manner provided for in this Third Amendment;

          NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the premises contained herein, the Company and the Executive hereby agree as follows:

          1. Amendment to Section 2 (Duties and Reporting Relationship) of the Agreement. Section 2 of the Agreement is hereby amended by deleting such section in its entirety and replacing it with the following:

          “(a) The Executive shall be employed in the capacity of Chief Executive Officer of the Company, on an interim basis, and shall have the rights, powers, authorities and duties commensurate with the position of the Chief Executive Officer. The Executive shall also be appointed as a member of the Board of Directors of the Company (the “Board”). During the Term (as defined below), the Executive shall, on a full-time basis and consistent with the needs of the Company to achieve the goals of the Company, use his skills and render services to the best of his ability in supervising the business and affairs of the Company. In addition, the Executive shall perform such other activities and duties consistent with his position as the Board shall from time to time reasonably specify and direct. During the Term, the Executive shall not perform any consulting services for, or engage in any other business enterprises with, any third parties without the express written consent of the Board, other than (i) passive investments, and (ii) service as a director of Rovi Corporation, or service on other boards of directors with the express written consent of the Board.

(b) The Executive shall generally perform his duties and conduct his business at the principal offices of the Company in New York, New York.

(c) In his capacity as Chief Executive Officer, the Executive shall report solely to the Board.”

          2. Amendment to Section 3 (Term) of the Agreement. Section 3 of the Agreement is hereby amended by substituting “October 31, 2013” in lieu of “May 1, 2013.”

          3. Amendment to Section 4 (Compensation) of the Agreement. Section 4(a) of the Agreement is hereby amended by deleting such section in its entirety and replacing it with the following:

          “(a) During the Term, the Executive shall be paid an annual base salary of $1,300,000, subject to increase from time to time as approved by the Board or any committee thereof (such amount, as increased, the “Base Salary”). All amounts paid to the Executive under this Agreement shall be in U.S. dollars. The Base Salary shall be paid at least monthly and, at the option of the Company, may be paid more frequently.”

          4. Amendment to Section 6 (Termination) of the Agreement. Section 6 of the Agreement is hereby amended in the following manner:

          (a) Section 6(a)(vi) of the Agreement is hereby amended by replacing “Chief Executive Officer’s” with “Board’s”.

          (b) Section 6(d)(ii) of the Agreement is hereby amended by deleting such section in its entirety and replacing it with the following:

          “(ii) The Executive may elect to resign from his employment with the Company during the Term for other than Good Reason, due to Scheduled Retirement. For purposes hereof, “Scheduled Retirement” means the voluntary retirement from employment hereunder of the Executive during the period from October 1, 2013 through October 31, 2013; provided that the Executive provides the Company with a prior written notice of his resignation by during the fourth quarter of 2013 under this Section 6(d)(ii); and provided further that the Executive’s employment is not terminated for Cause prior to October 31, 2013 (such notice by the Executive, a “Retirement Notice”). In the event of such Scheduled Retirement, the Executive shall be entitled to the severance payments and benefits set forth in Section 6(g) (subject to his execution and non-revocation of the release described in Section 6(g)), but such Scheduled Retirement shall be treated as a voluntary resignation for all other purposes hereunder. The Executive’s employment and the Term shall terminate on the effective date of such Scheduled Retirement set forth in the Retirement Notice; provided that the Company may, at its sole discretion, instruct the Executive to perform no job responsibilities and cease his active employment immediately upon receipt of the notice from the Executive.”

          (c) Sections 6(e)(i)-(v) of the Agreement are hereby amended by deleting such sections in their entirety and replacing them with the following:

“(i) the Executive ceasing to report directly to the Board; or

          (ii) any requirement that the Executive report for work to a location more than 25 miles from the Company’s current headquarters for more than 30 days in any calendar year, excluding any requirement that results from the damage or destruction of the Company’s current headquarters as a result of natural disasters, terrorism, acts of war or acts of God or travel in the ordinary course of business; or

(iii) any reduction in the Base Salary; or

(iv) any material breach by the Company of this Agreement;

provided, that, notwithstanding anything herein to the contrary, the Executive ceasing to be the Chief Executive Officer as a result of the appointment of a new Chief Executive Officer will not constitute a Good Reason event.”

          (d) Section 6(f) of the Agreement is hereby amended by adding the following two new sections in their entirety:

          “(iv) If the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, in either case after the Company’s hiring of a new Chief Executive Officer, then, in addition to the payments specified in Sections 6(f)(i)-(iii), the Company shall also pay to the Executive an additional lump sum bonus amount for the year of termination in an amount determined by the Compensation Committee in its sole discretion.

          (v) If the termination of the Executive’s employment occurs after the Company’s hiring of a new Chief Executive Officer and such termination is due to the Term of this Agreement expiring, then the Company shall pay to the Executive a lump sum bonus amount for the year of termination in an amount determined by the Compensation Committee in its sole discretion.”

          5. Amendment to Section 8 (Covenant Not To Compete) of the Agreement. The penultimate sentence of Section 8 of the Agreement is hereby amended by deleting such sentence in its entirety and replacing it with the following:

“For purposes of this Agreement, the “Restricted Period” shall mean two years following the end of the Term; provided that, if the employment of the Executive is terminated without Cause or the Executive terminates his employment for Good Reason, the “Restricted Period” shall be a period of one year following the end of the Term.”

          6. Stock Option Agreement. In order to effectuate the intent of this Third Amendment, the Executive and the Company agree that any references to the term Employment Agreement in the Amended and Restated Stock Option Agreement, dated February 14, 2011, between the Company and the Executive and the Stock Option Agreement, dated October 14, 2009, shall mean the Agreement as amended from time to time, including by this Third Amendment.

          7. No Other Amendments. Except as expressly amended, modified and supplemented by this Third Amendment, the provisions of the Agreement are and shall remain in full force and effect.

          8. Governing Law. This Third Amendment shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

          9. Counterparts. This Third Amendment may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

          10. Entire Agreement. This Third Amendment represents the entire agreement of the Company and the Executive with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the parties hereto relative to the subject matter hereof not expressly set forth or referred to herein.

          IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

SIRIUS XM RADIO INC.

By:	/s/	Patrick L. Donnelly

Patrick L. Donnelly
Executive Vice President, General
Counsel and Secretary

	/s/	James E. Meyer

James E. Meyer